Exhibit 4.1
DEP UNIT PURCHASE PLAN
          Enterprise Products Company, a Texas corporation (the “Company”), hereby establishes the DEP Unit Purchase Plan (the “Plan”) effective as of February 11, 2010.
     1. Purpose. The purpose of the Plan is to promote the interests of the Company and Duncan Energy Partners L.P., a Delaware limited partnership (the “Partnership”), by providing employees of the Company and its Affiliates (as defined below) a cost-effective program to enable them to acquire or increase their ownership of Units and to provide a means whereby such individuals may develop a sense of proprietorship and personal involvement in the development and financial success of the Partnership, and to encourage them to devote their best efforts to the business of the Partnership, thereby advancing the interests of the Partnership and the Company.
     2. Definitions. As used in this Plan:
     “Account” means a separate bookkeeping account maintained by the Employer or Custodian for a Participant.
     “Affiliate” means, with respect to any person, any other person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities, by contract or otherwise.
     “Board” means the Board of Directors of the Company.
     “Committee” means a committee appointed by any Chairman, Group Chairman, Co-Chairman, Group Co-Chairman, Vice Chairman or Group Vice Chairman of the Company to administer the Plan.
     “Company Blackout Period” means all periods during a year other than each 60-day period beginning on the second business day following a public announcement of the Partnership’s financial results.
     “Custodian” means the person engaged by the Company to perform administrative services for the Plan and to hold cash and Units, as provided in the services agreement with such person.
     “DRIP” means the Duncan Energy Partners L.P. Distribution Reinvestment Plan (after such plan is implemented).
     “Eligible Compensation” means, with respect to an Eligible Employee, the sum of the following items of his/her compensation: salary, hourly wages, drivers’ regular pay, overtime pay, call-out pay, vacation pay, bonuses, sick pay, funeral pay, jury duty pay, holiday pay, and military or other leave of absence pay. No other items of compensation shall be considered.

     “Eligible Employee” means any Employee who is classified by an Employer as a regular, active, full-time employee and whose regularly scheduled work week is at least 30 hours per week, but excluding (i) any such Employee covered by a collective bargaining agreement unless such bargaining agreement provides for his/her participation in the Plan, (ii) any temporary, project or leased employee or any nonresident alien and (iii) any Employee who owns interests or stock, as applicable, possessing 5 percent or more of the total combined voting power or value of all classes of equity interests in either the Partnership, the Company or any other Employer. If, while an Employee is an Eligible Employee, his/her employment status changes to “Inactive” or to “Leave of Absence”, the Employee will continue to be deemed an Eligible Employee until a subsequent change of employment status or assignment category results in failure to meet the above eligibility criteria.
     “Employee” means any individual who is an employee of the Company or another Employer.
     “Employee Discount Amount” means an amount, paid by the Employers each Purchase Period, equal to 10% of the quotient of (x) the total amount withheld from the Participants’ Eligible Compensation during such Purchase Period, divided by (y) 0.90.
     “Employer” means the Company and any Affiliate the Committee has designated as a participating entity.
     “Fair Market Value” means, with respect to Units purchased from the Partnership, the closing sales price of a Unit on the applicable purchase date (or if there is no trading in the Units on such date, on the next preceding date on which there was trading) as reported in The Wall Street Journal (or other reporting service approved by the Committee). In the event Units are not publicly traded at the time a determination of Fair Market Value is required to be made hereunder, the determination of Fair Market Value shall be made in good faith by the Committee.
     “Participant” means an Eligible Employee or former Eligible Employee with an Account under the Plan.
     “Plan Blackout Period” means a period established by the Committee during which a Restricted Participant may not engage in certain transactions under the Plan.
     “Purchase Period” means, beginning February 11, 2010, a three-month period ending on the last day of each January, April, July and October, or such other periods as the Committee may establish.
     “Restricted Participant” means an Employee who has the title of vice president or above with the Company or an Affiliate (regardless of where he/she is located) and each other Employee who is a Houston corporate office employee.
     “Rule 16b-3” means Rule 16b-3 of the Securities and Exchange Commission (or any successor rule to the same effect) as in effect from time to time.

     “Units” mean a limited partnership interest in the Partnership represented by Common Units as set forth in the Partnership Agreement.
     3. Units Available Under Plan. Subject to adjustment as provided in this Section 3, a maximum of 500,000 Units may be delivered under the Plan. Units to be delivered under the Plan may be Units acquired by the Custodian in the open market or directly from the Partnership, the Employers or any other person, or any combination of the foregoing. In the event the Committee determines that any distribution, recapitalization, split, reverse split, reorganization, merger, consolidation, spin-off, combination, or exchange of Units or other securities of the Partnership, issuance of warrants or other rights to purchase Units or other securities of the Partnership, or other similar transaction or event affects the Units such that an adjustment in the maximum number of Units and/or the kind and number of securities deliverable under the Plan is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall make appropriate adjustments to the maximum number of Units and/or the kind and number of securities deliverable under the Plan. The adjustments determined by the Committee shall be final, binding and conclusive.
     4. Employee Elections. An Eligible Employee may purchase Units under this Plan upon the following terms and conditions:
     (a) An Eligible Employee may enroll in the Plan on or after the first day of the month following the date on which he/she becomes an Eligible Employee, provided, however, that a person who becomes an Eligible Employee as the result of a business acquisition may enroll in the Plan on or after the date such person becomes an Eligible Employee. An Eligible Employee may elect to have his/her Employer withhold on an after-tax basis from his/her Eligible Compensation for each pay date occurring during a Purchase Period a designated whole percentage of his/her Eligible Compensation for such pay period ranging from 1% to 10% to be used for the purchase of Units hereunder; provided, however, that if an Eligible Employee has also elected to participate in the Enterprise Unit Purchase Plan (as such plan may be amended, supplemented or succeeded from time to time by any similar unit purchase plan available to employees of the Company), then the amount withheld from his/her Eligible Compensation shall not exceed 15% in the aggregate for both the Enterprise Unit Purchase Plan (as may be so amended, supplemented or succeeded) and this Plan, and the Eligible Employee may not be enrolled nor increase his/her election until such election is adjusted by the Eligible Employee to assure that such aggregate 15% limit is not exceeded. Subject to Section 4(f), an Eligible Employee may cancel or change (within the above limitations) his/her withholding election at any time. All Eligible Employee elections and any changes to an election shall be in such form as the Committee or its delegate may establish from time to time and, subject to Section 4(f), shall be effective as soon as administratively feasible after its receipt.
     (b) Subject to Section 4(f), each withholding election made by an Eligible Employee hereunder shall be an ongoing election until the earlier of the date changed by the Eligible Employee, or the date the Eligible Employee ceases to be eligible to participate in the Plan. Eligible Employees may only make contributions through payroll deductions.

     (c) The Employer shall maintain or cause to be maintained for each electing Eligible Employee a separate Account reflecting the aggregate amount of his/her Eligible Compensation that has been withheld and the Employee Discount Amount that have not yet been applied to the purchase of Units for such Eligible Employee. In addition, subject to the further provisions of the Plan, such Account shall be credited with the Units purchased for the Participant under the Plan, including any Units purchased on his/her behalf pursuant to the DRIP, if applicable, by the Custodian with cash distributions on Units held for the Participant by the Custodian. Amounts of Eligible Compensation withheld by the Employer shall not be segregated from the general assets of the Employer and shall not bear interest prior to being remitted to the Custodian. The Employer shall remit to the Custodian within a reasonable time after the end of each Purchase Period (i) all amounts of Eligible Compensation that have been withheld by the Employer and (ii) the Employee Discount Amounts that have not previously been remitted to the Custodian. The cash amounts remitted to the Custodian may, subject to the determination of the Committee, be invested by the Custodian as soon as reasonably practical in a money market fund approved by the Company until such amounts are used by the Custodian to purchase Units pursuant to the Plan. The interest or dividends earned, if any, on amounts invested in the money market fund shall be allocated by the Custodian to the Participants.
     (d) If a Participant’s contributions under the Plan stop during a Purchase Period due to the Participant ceasing to be an Eligible Employee (including upon a termination of employment or death), then all amounts of cash and Units held in his/her Account shall be processed as described in Section 8(b).
     (e) If a Participant elects to stop his/her contributions under the Plan during a Purchase Period and continues as an Eligible Employee, then all amounts of cash allocated to his/her Account shall be applied to the purchase of Units on or following the end of that Purchase Period, as provided herein, unless the Participant ceases to be an Eligible Employee before the end of such Purchase Period, in which event Section 4(d) shall be applied to such Participant.
     (f) Notwithstanding any provisions of the Plan to the contrary, Restricted Participants shall be subject to the following restrictions:
     (i) no Units may be sold by or for the benefit of a Restricted Participant during a Company Blackout Period or a Plan Blackout Period;
     (ii) a Restricted Participant may not join the Plan or increase his/her contribution percentage during a Plan Blackout Period; however, a Restricted Participant may join the DRIP during a Company Blackout Period or a Plan Blackout Period; and
     (iii) if a Restricted Participant elects to withdraw from the Plan or decrease his/her contribution percentage, the Restricted Participant must wait three months before he/she can rejoin the Plan or increase his/her contribution percentage, as the case may be.

If the above three-month restricted period would expire with respect to a Restricted Participant during a Plan Blackout Period, such restricted period shall automatically continue with respect to such Restricted Participant until the end of that Plan Blackout Period.
     5. Unit Purchases; DRIP Purchases; Purchase Price.
     (a) As soon as reasonably practical following the end of each Purchase Period that begins on and after February 11, 2010, unless directed otherwise by the Company, the Custodian shall purchase directly from the Partnership that number of Units that can be acquired with the sum of (i) the total amount withheld from the Participants’ Eligible Compensation during such Purchase Period, (ii) the Employee Discount Amount for such Purchase Period and (iii) any interest or dividends that may be received by the Custodian from a money market fund investment on the amounts remitted to the Custodian with respect to that Purchase Period. The purchase price paid to the Partnership for such Units shall be the Fair Market Value of the Units. If the Custodian is directed to purchase Units in the open market, the price of the Units allocated to each affected Participant for a Purchase Period shall be based on the weighted average of the purchase prices actually paid for the Units acquired for such Purchase Period.
     (b) Cash distributions received by the Custodian with respect to Units it has purchased and is holding for a Participant pursuant to the Plan on or prior to the record date for such distributions shall be distributed to the Participant as soon as practicable unless the Participant directs the Custodian, in the manner prescribed by the Custodian, to “reinvest” such cash distribution in additional Units on behalf of such Participant pursuant to the DRIP. The price at which such cash distributions shall be reinvested shall be the price described in the DRIP.
     6. Unit Purchase Allocations. The Units acquired under the Plan for a Purchase Period shall be allocated to Participants in proportion to (i) the sum of their contributions, the allocable Employee Discount Amount, and any interest or dividends credited to their Account for such Purchase Period, over (ii) the total of all such Plan amounts applied to the purchase of Units for the Purchase Period.
     7. Plan Expenses. The Employer shall pay, other than from the Accounts, all brokerage fees for the purchase, but not the sale, of Units and all other costs and expenses of administering the Plan, including the fees of the Custodian. Any fees for the issuance and delivery of certificates to a Participant (or beneficiary) shall be paid by the Participant (or beneficiary). Participants shall be responsible for, and shall pay, any brokerage fees and other costs and expenses incurred by the Custodian in connection with the sale of such Participant’s Units and the expedited delivery of proceeds or other documents to such Participant.
     8. Sale or Delivery of Units to Participants. Except as provided below, Units purchased under the Plan shall be held by the Custodian:
     (a) Subject to Section 4(f), a Participant who is an Employee may elect at any time to have the Custodian (i) sell such Units and deliver the proceeds to the

Participant, (ii) transfer the Units to a brokerage account, or (iii) transfer the Units to a registered book-entry shareholder account with BNYMellon Shareowner Services LLC, the Partnership’s transfer agent, all as soon as practical.
     (b) Subject to Section 4(f), if a Participant ceases to be an Eligible Employee, then as soon as administratively feasible, all Units allocated to his/her Account shall automatically be transferred to a registered book-entry shareholder account in his/her name (or his/her beneficiary’s name) with BNYMellon Shareowner Services LLC unless the Participant (or his/her beneficiary) elects, within the period provided by the Committee, for such Units to be either (i) sold by the Custodian and the proceeds delivered to the Participant (or his/her beneficiary) or (ii) transferred to a brokerage account. However, in all events, fractional Units shall be sold and the proceeds, along with any other cash in his/her account, shall be distributed to the Participant (or his/her beneficiary). If a Purchase Date is imminent and it is not administratively feasible to distribute the cash in the Account before such Purchase Date, then the cash shall be used to purchase Units, and the Units shall subsequently be transferred or sold as described above.
     9. No Delivery of Fractional Units; Custodian. Notwithstanding any other provision contained herein, the Employer or Custodian will not be required to deliver any fractional Units to an Employee pursuant to this Plan, although an Employee’s Account may be credited with a fractional Unit for record keeping purposes. The Company may enter into a service agreement with a Custodian that provides for the Custodian to hold on behalf of the Participants the cash contributions, the Units acquired under the Plan and distributions on such Units, provided such agreement permits a Participant to direct the Custodian to either sell or transfer such Units to a brokerage account, subject to the limitations in Section 4(f).
     10. Withholding of Taxes. To the extent that the Employer is required to withhold any taxes in connection with an Eligible Employee’s contributions or the Employee Discount Amount, it will be a condition to the receipt of such Units that the Eligible Employee make arrangements satisfactory to the Employer for the payment of such taxes, which may include a reduction in, or a withholding from, the Eligible Employee’s Account, total compensation or salary or reimbursement by the Eligible Employee, as the case may be.
     11. Rule 16b-3 Compliance. It is intended that any purchases by an Employee subject to Section 16 of the Securities and Exchange Act of 1934 meet all of the requirements of Rule 16b-3. If any action or procedure under the Plan would otherwise not comply with Rule 16b-3, such action or procedure shall be deemed modified from inception, to the extent the Committee deems practicable, to conform to Rule 16b-3.
     12. Investment Representation. Unless the Units subject to purchase under the Plan have been registered under the Securities Act of 1933, as amended (the “1933 Act”), and, in the case of any Eligible Employee who may be deemed an affiliate (for securities law purposes) of the Company or the Partnership, such Units have been registered under the 1933 Act for resale by such Participant, or the Partnership has determined that an exemption from registration is available, the Employer may require prior to and as a condition of the delivery of any Units that the person purchasing such Units hereunder furnish the Employer with a written representation in a form prescribed by the Committee to the effect that such person is acquiring such Units solely with a view to investment for his or her own account and not with a view to the resale or distribution of all or any part thereof, and that such person will not dispose of any of such Units otherwise than in accordance with the provisions of Rule 144 under the 1933 Act unless and until either the Units are registered under the 1933 Act or the Employer is satisfied that an exemption from such registration is available.
     13. Compliance with Securities Laws. Notwithstanding anything herein or in any other agreement to the contrary, the Partnership shall not be obligated to sell or issue any Units to an Employee under the Plan unless and until the Partnership is satisfied that such sale or issuance complies with (i) all applicable requirements of the securities exchange on which the Units are traded (or the governing body of the principal market in which such Units are traded, if such Units are not then listed on an exchange), (ii) all applicable provisions of the 1933 Act, and (iii) all other laws or regulations by which the Partnership is bound or to which the Partnership is subject. The Company acknowledges that, as the holder of a majority of the member interest in the general partner of the Partnership, it is an affiliate of the Partnership under securities laws and it shall comply with such laws and obligations of the Partnership relating thereto as if they were directly applicable to the Company.
     14. Administration of the Plan.
     (a) This Plan will be administered by the Committee. A majority of the Committee will constitute a quorum, and the action of the members of the Committee present at any meeting at which a quorum is present, or acts approved in writing by a majority of the Committee members, will be the acts of the Committee.
     (b) Subject to the terms of the Plan and applicable law, the Committee shall have the sole power, authority and discretion to: (i) determine which persons are Eligible Employees who may participate; (ii) determine the number of Units to be purchased by a Participant; (iii) determine the time and manner for purchasing Units; (iv) interpret, construe and administer the Plan, including without limitation determining the Blackout Periods and which Participants are Restricted Participants; (v) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; (vi) make a determination as to the right of any person to receive Units under the Plan; and (vii) make any other determinations and take any other actions that the Committee deems necessary or desirable for the administration of the Plan.
     (c) The Committee may correct any defect, supply any omission, or reconcile any inconsistency in the Plan in the manner and to the extent it shall deem desirable in the establishment or administration of the Plan.
     (d) No member of the Committee shall be liable for any action, omission, determination or interpretation made in good faith, and the Company and the Partnership shall, in addition to any other rights of such persons, hold harmless such persons with respect to any such action, omission, determination or interpretation.

     15. Amendments, Termination, Etc.
     (a) This Plan may be amended from time to time by the Board, or any Chairman, Group Chairman, Co-Chairman, Group Co-Chairman, Vice Chairman or Group Vice Chairman of the Company, subject to unitholder approval to the extent required by applicable law or the requirements of the principal exchange in which the Units are listed. In addition, the Chief Executive Officer, the President or the Senior Vice President of Human Resources of the Company may, subject to unitholder approval to the extent required by applicable law or the requirements of the principal exchange in which the Units are listed, and after consultation with the Company’s General Counsel, Chief Legal Officer or Deputy or Assistant General Counsel with respect to such matters, make any amendments to the Plan that do not (i) increase the number of authorized Units, (ii) increase the Employee Discount Amount or (iii) otherwise materially increase the Company’s or the Partnership’s obligations under the Plan; provided, the failure of any such authorized officer to make such consultation shall not affect the validity of any such amendments to the Plan.
     (b) This Plan will not confer upon any Employee any right with respect to continuance of employment or other service with the Company or any Affiliate, nor will it interfere in any way with any right the Company or an Affiliate would otherwise have to terminate such Employee’s employment or other service at any time.
     (c) This Plan may be suspended or terminated at any time by the Board, or any Chairman, Group Chairman, Co-Chairman, Group Co-Chairman, Vice Chairman or Group Vice Chairman of the Company. On termination of the Plan, all amounts then remaining credited to the Accounts for Employees shall be returned to the affected Employees.
     (d) A Participant may not assign, pledge, encumber or hypothecate in any manner his/her interest in the Plan, including his/her Account.
     16. Governing Law. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with applicable Federal law, and to the extent not preempted thereby, with the laws of the State of Delaware.
     17. Term of the Plan; Unitholder Approval. The Plan shall continue until the earliest of (i) all available Units under the Plan have been delivered to Participants, (ii) the termination of the Plan by action of the Board, or any Chairman, Group Chairman, Co-Chairman, Group Co-Chairman, Vice Chairman or Group Vice Chairman of the Company or (iii) the 10th anniversary of the date of the initial approval of this Plan by the unitholders of the Partnership.